Group 1 Automotive, Inc.
Stock Ownership Guidelines

The Board of Directors of Group 1 Automotive, Inc. (the Company) believes that the Company’s Executive Officers and members of the Board of Directors, while serving in such capacities, should own and hold a minimum number of shares of common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. Therefore, the Board of Directors has adopted these Stock Ownership Guidelines effective November 12, 2009.

I.	Executive Officer Ownership Guidelines

Section 16 Officers (Officers) are expected to own and hold a specified number of shares, which is based on relevant market competitiveness. Stock ownership levels should be achieved by each Officer within five years of the adoption of these Guidelines or within five years of first appointment as an Officer. The dollar value of stock ownership is based on base salary times the multiple listed below divided by the past 36-month average stock price as calculated on December 31st of each year.

Officer Level – Section 16	Ownership Guideline
CEO and President	4 x annual base salary

Senior Vice Presidents	2 x annual base salary

Vice Presidents	1 x annual base salary

II.	Director Stock Ownership Guidelines

Members of the Board of Directors (Directors) who are not also Officers of the Company are also expected to own and hold a specified number of shares, which is based on competitive market practice. The ownership guideline for Directors is 10,000 shares. Stock ownership levels should be achieved by each Director within five years of the adoption of these guidelines or within five years of first appointment to the Board.

III.	Compliance with the Guidelines

Stock that applies toward satisfaction of these Guidelines include; shares of common stock owned outright by the Officer or Director and his or her immediate family members who share the same household, whether held individually or jointly; awarded restricted stock and RSU shares; shares acquired upon stock options exercise, shares purchased in the open market, and shares held in the Group 1 Automotive Employee Stock Purchase Plan and 401k Retirement Plan. Shares held in trust may also be included. Due to the complexities of trust accounts, requests to include shares held in trust should be submitted to the Corporate Secretary and the Lead Independent Director will make the final decision as to whether to include those shares.

There may be instances where these Guidelines would place a severe hardship on an Officer or Director, although it is expected that these instances will be rare. The Lead Independent Director will make the final decision as to developing an alternative stock ownership guideline for any Officer or Director that reflects the intention of these Guidelines and his or her personal circumstances.

Each Officer and Director will be notified each year where they stand with regard to these guidelines.